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                                                                      EXHIBIT 99

CLEARED THE PR NEWSWIRE:  08/03/98, 12:01 a.m. CT

                                             FOR: CONTINENTAL NATURAL GAS, INC.
                                                  (NASDAQ:  CNGL)

                                             CONTACT: GARRY D. SMITH
                                                      CHIEF FINANCIAL OFFICER
                                                      (918) 582-4700
FOR IMMEDIATE RELEASE
AUGUST 3, 1998

                          CONTINENTAL NATURAL GAS, INC.
                      ANNOUNCES SIGNING OF MERGER AGREEMENT
                           WITH CMS ENERGY CORPORATION


         TULSA, OK - Continental Natural Gas, Inc. (NASDAQ: CNGL) and CMS Energy Corporation (NYSE: CMS) announced today jointly that they have reached an agreement in which CMS will acquire 100 percent of CNGL's common stock and will assume CNGL debt for an approximate total value of $155 million. The agreement is subject to ratification by the holders of a majority of CNGL's stock. The majority shareholders have announced their intentions to vote in favor of the transaction. The two companies expect to close the transaction early in the fourth quarter.

         CNGL is an energy company engaged in gathering, processing, purchasing and marketing natural gas and natural gas liquids in the Texas and Oklahoma panhandle regions and north central Texas. The Company has approximately 2,000 miles of gas gathering systems and six processing plants with a total capacity of 520 million cubic feet of gas per day and 25,000 barrels of natural gas liquids per day. CNGL's revenues for 1997 totaled $357 million, which included sales of 106 billion cubic feet of natural gas and three million barrels of natural gas liquids. CNGL employs 130 people in its businesses.

         "Adding CNGL to our portfolio fits in well with CMS Energy's domestic strategy of expanding its energy market reach in the U.S. beyond our traditional midwestern base," said William J. Haener, president and chief executive officer of CMS Energy's international gas pipeline unit, CMS Gas Transmission and Storage. "We view merging CNGL into CMS as an important step in a continuing strategy of adding sizeable midstream energy businesses in the central and western U.S.," Haener added. "Adding further value to CMS is the quality of CNGL's executive management team and employees, who will significantly increase our gas pipeline, gas and liquids processing operational expertise. The merger of CNGL will

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substantially increase CMS' non-utility domestic pipeline and gathering presence, and expand CMS' marketing presence into the mid-continent region of the U.S., creating new markets and an expanded customer base."

         "With the financial strength of CMS Energy, we will be able to accelerate CNGL's rapid expansion with further acquisitions and consolidations of key natural gas gathering, processing and marketing assets. We have a talented base of employees to help further grow CMS' domestic and international presence," said Gary C. Adams, chairman and 54 percent shareholder of CNGL.

         Terms of the merger agreement call for exchanging CMS Energy common shares for CNGL shares in a pooling of interests arrangement. CNGL's shares will be valued at $10.00 per share. CMS Energy's share will be valued at the average price for a ten-day period ending five days before closing.

         CMS Gas Transmission and Storage Co., the international pipeline unit of CMS Energy Corporation, owns, develops and manages natural gas transmission, processing and storage projects in the U.S., Latin America, Africa, the middle east and the Pacific rim.

         CMS Energy Corporation is a $5 billion (sales), $10 billion (assets) international energy company operating throughout the U.S. and in 20 countries in the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and American's fourth largest combination gas and electric utility.
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   CNGL and CMS Energy information is available on the Internet World Wide Web at the following addresses: http://www.cngl.com and http://www.cmsenergy.com